FORM 10f-3

THE BLACKROCK FUNDS

Record of Securities Purchased
Under the Trust's Rule 10f-3 Procedures

1.      Name of Purchasing Portfolio: BlackRock Bond
Allocation Target Shares: Series S Portfolio (BATSS),
BlackRock Low Duration Bond Portfolio (BR_LO),
GuideStone Funds Low Duration Portfolio (GUIDE)
2.       Issuer:   General Dynamics Corporation
3.      Date of Purchase:  6/19/2009
4.      Underwriter from whom purchased:  J.P. Morgan
Securities Inc.
5.      Name of Affiliated Underwriter (as defined in the
Trust's procedures) managing or participating in syndicate: PNC Capital Markets LLC

a.	List Members of Underwriting Syndicate:
Banc of America Securities LLC, J.P. Morgan
Securities Inc., RBS Securities Inc., BBVA
Securities Inc., Lloyds TSB Bank plc, Wachovia
Capital Markets, LLC, Banca IMI S.p.A, SunTrust
Robinson Humphrey, Inc., The Williams Capital Group,
L.P., ANZ Securities, Inc., BMO Capital Markets
Corp., BNY Mellon Capital Markets, LLC, Mitsubishi
UFJ Securities (USA), Inc., PNC Capital Markets LLC,
U.S. Bancorp Investments, Inc.

6.      Aggregate principal amount purchased (out of total
offering) (if an equity offering, list aggregate
number of shares purchased (out of total number of
shares offered)):  (BATSS) $595,000 out of
$750,000,000; (BR-LO) $6,065,000 out of $750,000,000;
(GUIDE) $1,520,000 out of $750,000,000
7.      Aggregate principal amount purchased by funds
advised by BlackRock and any purchases by other
accounts with respect to which BlackRock has
investment discretion (out of the total offering) (if
an equity offering, list aggregate number of shares
purchased (out of total number of shares offered)):
$50,000,000 out of $750,000,000
8.      Purchase price (net of fees and expenses):  $99.554
9. Date offering commenced (if different from Date of Purchase):
10. Offering price at end of first day on which any sales were made:
11.      Have the following conditions been satisfied:  YES or NO

a.      The securities are part of an issue registered
under the Securities Act of 1933, as amended, which
      is being offered to the public, or are Eligible
Municipal
            Securities, or are securities sold in an
Eligible Foreign
      Offering or are securities sold in an Eligible Rule 144A
            Offering or part of an issue of government
      securities.                                    YES

      b.      The securities were purchased prior to the
            end of the first day on which any sales
            were made, at a price that was not more
            than the price paid by each other
            purchaser of securities in that offering
            or in any concurrent offering of the
            securities (except, in the case of an
            Eligible Foreign Offering, for any rights
            to purchase required by laws to be granted
            to existing security holders of the
            Issuer) or, if a rights offering, the
            securities were purchased on or before the
            fourth day preceding the day on which the
            rights offering terminated.                 YES

      c.      The underwriting was a firm commitment
            underwriting.                               YES

      d.      The commission, spread or profit was
            reasonable and fair in relation to that
            being received by others for underwriting
            similar securities during the same period.    YES

      e.      In respect of any securities other than
            Eligible Municipal Securities, the issuer
            of such securities has been in continuous
            operation for not less than three years
            (including the operations of predecessors).      YES

f.	Has the affiliated underwriter confirmed
      that it will not receive any direct or indirect
      benefit as a result of BlackRock's participation
      in the offering?                              YES


Approved by: _ Suraj Kripalani          Date:       __7/1/09_